Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bio-Rad Laboratories, Inc. 2011 Employee Stock Purchase Plan of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Bio-Rad Laboratories, Inc. and the effectiveness of internal control over financial reporting of Bio-Rad Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 2, 2012